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                                                                      EXHIBIT 4
                          CERTIFICATE OF DESIGNATION OF

                       CLASS A CONVERTIBLE PREFERRED STOCK

                                       OF

                    THE SOURCE INFORMATION MANAGEMENT COMPANY


         Pursuant to Section 351.180.7 of the General and Business Corporation Law of the State of Missouri,

         The Source Information Management Company, a corporation organized and existing under the General and Business Corporation Law of the State of Missouri (the "Corporation"), in accordance with the provisions of Section 351.180.7 thereof, hereby certifies the following:

         Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on December 30, 1998, adopted the following resolution creating a first series of one million, five hundred thousand (1,500,000) shares of preferred convertible stock, designated as Class A Convertible Preferred Stock:

         BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors by Article 4 of the Articles of Incorporation of the Corporation, there is hereby created and the Corporation be, and it hereby is, authorized to issue one million, five hundred thousand (1,500,000) shares of a first series of convertible preferred stock, designated "CLASS A CONVERTIBLE PREFERRED STOCK," and such series shall have, in addition to the terms set forth in the Articles of Incorporation of the Corporation, the following terms, conditions, designation, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations, and restrictions:

         1. Liquidation. Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company out of the assets available for distribution to shareholders, the holders of Class A Convertible Preferred Stock shall be entitled to receive, in preference to any payment on the Company's Common Stock, $7.73 (the "Preferred Liquidation Amount") per share plus any dividends previously declared but unpaid. In the event the assets of the Company are insufficient to pay the entirety of the Class A Convertible Preferred Stock, the Common Stock and other junior classes of stock will receive nothing. After the Class A Convertible Preferred Stock has been paid, the remaining assets shall be paid to the Common Stock and other junior classes of stock in accordance with their respective priority, if any.

         2. Dividends. The holders of Class A Convertible Preferred Stock are entitled to receive, out of legally available funds, dividends at such rate, on such conditions, at such times and to such extent dividends are paid or declared by the Company on the Common Stock.
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         3.     Voting Rights. The holders of the Class A Convertible Preferred
Stock shall be entitled to notice of all shareholders meetings, but shall not be entitled to vote on any matters submitted to the holders of Common Stock for a vote. Notwithstanding the foregoing, the Company shall not, without the approval of at least a majority of the outstanding shares of Class A Convertible Preferred Stock, (i) amend the Articles of Incorporation or any other document to alter or change any rights, preferences or privileges of the Class A Convertible Preferred Stock or which materially and adversely affect the Class A Convertible Preferred Stock, (ii) increase or decrease the authorized number of shares of the Class A Convertible Preferred Stock or effect a stock split or reverse stock split of the Class A Convertible Preferred Stock, or (iii) authorize another class or series of shares senior to or pari passu with the Class A Convertible Preferred Stock with respect to distribution of assets on liquidation.

         4.     Conversion.

                a. Upon Shareholder Approval (as hereinafter defined), each share of Class A Convertible Preferred Stock shall be converted automatically into one (1) share of Common Stock. Upon conversion, no fractional shares shall be issued. The Company shall, in lieu thereof, pay cash value, based on the Preferred Liquidation Amount, for all fractional shares of Common Stock. The Company shall reserve sufficient authorized but unissued shares of Common Stock necessary to effectuate the conversion of all shares of Class A Convertible Preferred Stock. For purposes of this Certificate of Designation, "Shareholder Approval" means the approval of the holders of a majority of the outstanding Common Stock of the issuance of Common Stock upon the conversation of the Class A Convertible Preferred Stock voting at a shareholders meeting at which a quorum is present held for such purpose. For purposes of determining such majority vote, shares of Common Stock held by the holders of the Class A Convertible Preferred Stock shall be disregarded.

                b. If Shareholder Approval has not been obtained on or before June 30, 1999, the Company shall, at the election of a holder of the Class A Convertible Preferred Stock, convert all of the shares of Class A Convertible Preferred Stock held by such holder at a price per share equal to the Preferred Liquidation Amount plus any dividends declared but unpaid. For each share of Class A Convertible Preferred Stock which is to be converted, the Company shall be obligated to deliver to the holder thereof a note in a principal amount equal to the Preferred Liquidation Amount of such share of Class A Convertible Preferred Stock plus any dividends declared but unpaid. Such note shall be payable on demand with thirty days notice and shall bear interest at the Prime Rate (as announced from time to time by J.P. Morgan) plus one percent from the date of conversion. No holder of Class A Convertible Preferred Stock shall be entitled to any dividends accruing after the date of conversion. On the date of conversion, all rights of the holder of Class A Convertible Preferred Stock so converted shall cease, and such Class A Convertible Preferred Stock shall not be deemed to be outstanding. Shares of Class A Convertible Preferred Stock which are converted shall be returned to the status of authorized but unissued shares of preferred stock.

         5.     Conversion Procedure. Upon the date of Shareholder
Approval, the conversion shall be deemed to have occurred, and the holders of the Class A Convertible Preferred Stock shall be



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regarded for all corporate purposes, from and after such date, as the holders of the number of shares of Common Stock to which they are entitled upon the conversion.

         6. Stock Splits and Combinations. If the Company shall at any time subdivide or combine its outstanding Common Stock, or fix a record date for payment of a dividend in Common Stock or other securities of the Company exercisable, convertible or exchangeable for Common Stock (in which latter event the maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such securities shall be deemed to have been distributed), after that subdivision, combination or dividend, the number of shares of Common Stock issuable upon conversion shall be proportionately adjusted for such subdivision, combination or dividend. If the Company shall at any time subdivide the outstanding shares of Common Stock or fix a record date for payment of a dividend in Common Stock or other securities exercisable, convertible or exchangeable into Common Stock, the Preferred Liquidation Amount shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock, then the Preferred Liquidation Amount shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective or the dividend is distributed.

         7.     Reclassification, Exchange and Substitution. If the Common
Stock issuable upon exercise of a share of Class A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of securities, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination or payment for dividend of securities provided for above), the holder of Class A Convertible Preferred Stock shall, on its conversion, be entitled to receive, in lieu of the Common Stock which the holder would have become entitled to receive but for such change, a number of shares of such other class or classes of securities which such holder would have been entitled to receive as the holder of that number of shares of Common Stock immediately before that change.

         8.     Reorganizations, Mergers, Consolidations or Sales of Assets.
If at any time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, payment of dividend, reclassification or exchange of Common Stock provided for above), or merger or consolidation of the Company with or into another corporation, or the sale of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the holder of a share of Class A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of a share of Class A Convertible Preferred Stock, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, to which a holder of the shares issuable upon conversion of a share of Class A Convertible Preferred Stock would have been entitled in such capital reorganization, merger, or consolidation or sale if such share of Class A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger, consolidation, or sale. If any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of the Class A Convertible Preferred Stock with respect to the rights and interest of the holder of a share of Class A Convertible Preferred Stock after the





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reorganization, merger, consolidation, or sale such that the provisions of the
Class A Convertible Preferred Stock (including adjustment of the conversion price then in effect and number and kind of securities received upon conversion of a share of Class A Convertible Preferred Stock) shall be applicable after that event in relation to any securities received after that event upon conversion of a share of Class A Convertible Preferred Stock.






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         IN WITNESS WHEREOF, this Certificate of Designation has been executed in duplicate by The Source Information Management Company as of the day and year hereafter acknowledged.


                                         THE SOURCE INFORMATION MANAGEMENT
                                         COMPANY


                                         By: /s/ S. Leslie Flegel
                                             -----------------------------------
                                             S. Leslie Flegel
                                             CEO and Chairman

CORPORATE SEAL


ATTEST:

By: /s/ W. Brian Rodgers
    ------------------------------------
    Assistant Secretary


STATE OF MISSOURI               )
                                )  SS.
COUNTY OF COLE                  )


         On this 6th day of January, 1999, before me appeared S. Leslie
Flegel to me personally known, who, being by me duly sworn, did say that he is the CEO and Chairman of The Source Information Management Company, a Corporation of the State of Missouri, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation, by authority of its Board of Directors; and said he acknowledged said instrument to be the free act and deed of said corporation.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

                                                     /s/ Joan M. Stoner
                                                     ---------------------------
                                                            Notary Public
My Commission Expires:

Aug. 30, 2000
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